As filed with the Securities and Exchange Commission on August 6, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNIQURE N.V.

(Exact Name of Registrant as Specified in Its Charter)

Netherlands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Meibergdreef 61 Amsterdam, The Netherlands, 1105 BA.	N/A
(Address of Principal Executive Offices)	(Zip Code)

2014 Share Incentive Plan

2012 Option Plan

Options to Purchase Ordinary Shares Pursuant to Non-Plan Share Option Agreements

(Full Title of the Plans)

uniQure, Inc.
113 Hartwell Avenue
Lexington, MA 02421

(Name and Address of Agent For Service)

Tel: +31 20 566 7394

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2014 Share Incentive Plan (ordinary shares issuable pursuant to outstanding options)	Ordinary Shares	926,000	$9.35	(2)	$8,658,100	(2)	$1,116
2014 Share Incentive Plan (unallocated ordinary shares reserved for issuance)	Ordinary Shares	605,471	$10.41	(3)	$6,302,954	(3)	$812
2012 Option Plan (ordinary shares issuable pursuant to outstanding options)	Ordinary Shares	1,691,844	$5.22	(4)	$8,831,426	(4)	$1,138
Ex-Plan Options	Ordinary Shares	609,744	$0.07	(5)	$42,683	(5)	$6
TOTAL	Ordinary Shares	3,833,059	—		$23,835,163		$3,072

(1)                                  This Registration Statement on Form S-8 covers (i) ordinary shares, par value €0.05 per share, of uniQure N.V., issuable pursuant to the 2014 Share Incentive Plan, the 2012 Option Plan and certain ex-plan options, and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement shall be deemed to cover any additional securities that may from time to time be issuable under such plans resulting from share splits, share dividends or similar transactions.

(2)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $9.35, the weighted average exercise price of the shares subject to outstanding share option grants under the 2014 Share Incentive Plan.

(3)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Select Market on July 31, 2014.

(4)                                 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $5.22 (€3.90), the weighted average exercise price of the shares subject to outstanding share option grants under the 2012 Option Plan, converted at an exchange rate of USD 1.3397 to EUR 1 on July 30, 2014.

(5)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $0.07 (€0.05), the exercise price of the shares subject to outstanding ex-plan share option grants, converted at an exchange rate of USD 1.3397 to EUR 1 on July 30, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)                                 The registrant’s latest annual report on Form 20-F (Registration No. 001-36294) filed with the Commission on April 25, 2014, for fiscal year ended December 31, 2013.

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)                                  The description of the securities contained in the registrant’s registration statement on Form 8-A (Registration No. 001-36294) filed with the Commission on January 31, 2014, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Although Dutch law does not expressly provide for the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the board is, in principle, accepted in the Netherlands. The registrant’s articles of association provide for indemnification of the members of the management board and supervisory board by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

In addition, the registrant maintains insurance on behalf of its managing directors, supervisory directors and certain other representatives against damages resulting from their conduct when acting in their capacities as such directors or representatives.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.         Undertakings.

1.                                      Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands, on August 6, 2014.

UNIQURE N.V.

By:	/s/ Jörn Aldag
Jörn Aldag
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned members of the supervisory and management boards of uniQure N.V., hereby severally constitute and appoint Jörn Aldag and Robert Hendriks, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as indicated below to enable uniQure N.V. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jörn Aldag	Chief Executive Officer	August 6, 2014
Jörn Aldag	(Principal Executive Officer)

/s/ Robert Hendriks	Senior Director Global Finance	August 6, 2014
Robert Hendriks	(Principal Financial and Accounting Officer)

/s/ Ferdinand Verdonck	Chairman	August 6, 2014
Ferdinand Verdonck

	Non-Executive Director	August , 2014
Sander Slootweg

/s/ Sander van Deventer	Non-Executive Director	August 6, 2014
Sander van Deventer

/s/ Joseph M. Feczko	Non-Executive Director	August 6, 2014
Joseph M. Feczko

/s/ Will Lewis	Non-Executive Director	August 6, 2014
Will Lewis

	Non-Executive Director	August , 2014
François Meyer

	Non-Executive Director	August , 2014
David Schaffer

/s/ Paula Soteropoulos	Non-Executive Director	August 6, 2014
Paula Soteropoulos

UNIQURE INC.		Authorized Representative in the United States	August 6, 2014

By:	/s/ Philip Astley-Sparke
Name: Philip Astley-Sparke

INDEX TO EXHIBITS

Number	Description	Notes

4.1	Articles of Association	Incorporated by reference to Exhibit No. 3.2 to the registration statement on Form F-1 (file no. 333-173766)

5.1	Opinion of Rutgers Posch Visée Endedijk N.V., counsel to the Registrant	Filed herewith

23.1	Consent of Rutgers Posch Visée Endedijk N.V. (included in Exhibit No. 5.1)	—

23.2	Consent of PricewaterhouseCoopers Accountants N.V., Independent Registered Public Accounting Firm	Filed herewith

24	Power of attorney (included on the signature pages of this registration statement)	—

99.1	2014 Share Incentive Plan	Incorporated by reference to Exhibit No. 10.22 to the registration statement on Form F-1 (file no. 333-173766)

99.2	Form of Incentive Share Option Agreement under the 2014 Share Incentive Plan	Incorporated by reference to Exhibit No. 10.23 to the registration statement on Form F-1 (file no. 333-173766)

99.3	Form of Share Option Agreement under the 2014 Share Incentive Plan	Incorporated by reference to Exhibit No. 10.24 to the registration statement on Form F-1 (file no. 333-173766)

99.4	2012 Option Plan	Incorporated by reference to Exhibit No. 10.20 to the registration statement on Form F-1 (file no. 333-173766)

99.5	Form of Grant Letter under the 2012 Option Plan	Incorporated by reference to Exhibit No. 10.21 to the registration statement on Form F-1 (file no. 333-173766)

99.6	Option Agreement, dated January 17, 2014, by and between the Company and	Incorporated by reference to Exhibit 10.33 of the registration statement on Form F-1

	Dr. David Kirn.	(file no. 333—193158)

99.7	Option Agreement, dated January 17, 2014, by and between the Company and Dr. David Schaffer	Incorporated by reference to Exhibit 10.34 of the registration statement on form F-1 (file no. 333—193158)